                                                                    EXHIBIT 99.1

                      MARTHA STEWART LIVING OMNIMEDIA, INC.
                         ANNOUNCES FIRST QUARTER RESULTS

       Business Segment Results Were in Line with Expectations; Higher Tax
                             Expense Increases Loss

                            Reports on Brand Strategy

         New York, New York, May 7, 2004 --- Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced its results for the first quarter of 2004.

Revenues for the first quarter of 2004 were $44.5 million, compared to $58.0 million in the prior year's quarter. Operating loss for the first quarter was $(17.3) million, compared to an operating loss of $(7.5) million for the first quarter of 2003. Operating income before depreciation and amortization ("OIDA") for the first quarter of 2004 was a loss of $(15.6) million, compared to a loss of $(5.4) million in the same period last year. Loss per share from continuing operations was $(0.41) for the first quarter of 2004, compared to a loss per share of $(0.09) in the 2003 quarter. Operating income and OIDA were both generally in line with Company guidance. Higher income tax expense in the 2004 quarter contributed to the increased loss.

Sharon L. Patrick, President and Chief Executive Officer, said, "MSO's first quarter operating results by business segment were generally in line with our forecast, but our net loss for the quarter was greater than expected due to a higher income tax expense.

"Since the March 5th verdict, we have been performing a comprehensive analysis of all aspects of our business. The results of our analysis have been very much as we predicted. Our consumers remain stalwart. Our research shows that magazine subscribers, in particular, were unfazed by the verdict immediately afterwards and remain so roughly six weeks later. These results also demonstrate how much our subscribers value the key attributes associated with the name `Martha Stewart' and how much progress we have made in evolving the brand from expert personality to trusted brand attributes and brand labels.

"Based on our research findings, MSO has determined to accelerate this evolution. The first steps in this process are editorial changes that, with Martha's support and involvement, will be underway beginning in the June issue of Martha Stewart Living magazine. Beginning with the September issue, while retaining the name Martha Stewart, which connotes brand attributes of quality expert information and a unique sense of style, we will place greater emphasis on the name `Living' as the brand label.

"There will be additional evolutionary changes down the road as part of the process - as always, rooted in our continuing research and focused on maintaining our loyal audiences, providing the best support for our dedicated retail partners, and meeting the needs of our advertisers.

 "In addition, we are pleased to have concluded an agreement with Kmart reaffirming our mass market partnership. With Kmart sales of Martha Stewart Everyday products up 6.5% since the verdict in March, we are looking forward to working with Kmart to raise the bar in new product categories. In our television segment, we are evaluating future strategic actions beyond the current season.

"Overall, we are gratified by the support we continue to receive from our consumers, partners, and employees. As we have said, with an adverse outcome in Martha's personal legal situation, it will take longer for advertisers to return to our print publications, but we continue to manage the company for the long term. Our prudent use of our significant financial resources will enable us to make those investments necessary to build our premier `how-to' brands, emphasizing the distinctive attributes that will attract customers, partners, and advertisers alike."

First Quarter 2004 Results By Segment

Publishing

Revenues in the quarter were $23.9 million, compared to $34.1 million in the year-ago period. Operating income and OIDA were each a loss of $(4.6) million for the quarter, compared to $5.0 million for each in the year-ago period. The results reflect lower advertising and circulation revenue in the quarter from Martha Stewart Living magazine, due in part to the rate base reduction effective with the January 2004 issue, investment spending in Everyday Food, and a decline in profitability of our Special Interest Publications. Everyday Food continues to meet with positive consumer demand, and we expect to increase the rate base to 750,000 from 500,000, effective with the July issue. The circulation of

Everyday Food for the first half of 2004 is expected to exceed our current rate base, and all consumer metrics are positive relative to our internal plan.

Television

Revenues in the first quarter of 2004 were $4.2 million, compared to $6.6 million in the prior year's quarter. Operating income for the first quarter of 2004 was a loss of $(1.9) million, compared to $0.2 million in the first quarter of 2003. OIDA was a loss of $(1.9) million for this year's first quarter, compared to $0.6 million in the prior year's first quarter. The decline in profitability was primarily due to the December 31, 2003, expiration of certain cable licensing programs. The segment was also negatively impacted by the loss of coverage, beginning in March, of our nationally syndicated daily show in certain markets as a result of the outcome of Martha Stewart's trial.

Merchandising

Revenues in the first quarter of 2004 were $10.8 million, compared to $10.3 million in the prior year's quarter. The increase in revenue was primarily due to the recognition of certain minimum royalty amounts from our partnership with Kmart. Royalty revenue based on sales of our product at Kmart declined on a year-over-year basis due in part to Kmart store closings that took place in the early part of 2003. In addition, increased sales of Martha Stewart Signature products and the launch of Martha Stewart Everyday at Sears Canada contributed to increased revenues in the quarter. First quarter 2004 operating income was $6.5 million, compared to $7.0 million in the first quarter of 2003. OIDA was $6.7 million in the current period, compared to $7.2 million in the prior year's quarter.

We recently reached an agreement with Kmart that better aligns the two companies' mutual business interests. The amended agreement extends the Martha Stewart Everyday partnership two years through early 2010, modifies certain minimum royalty guarantee provisions and expands the scope to several new product categories. This agreement allows both companies to move forward in a mutually beneficial partnership for years to come.

Internet/Direct Commerce

Revenues in the Internet/Direct Commerce segment were $5.6 million, compared to $7.0 million in the same period a year ago. The lower revenues in the quarter were due to lower product sales and lower advertising revenues, partially offset by higher revenue from our direct-to-consumer floral business, Marthasflowers. The lower commerce revenue was principally due to lower catalog circulation.

Operating loss was $(2.7) million for the first quarter of 2004, compared to $(8.3) million in the first quarter of 2003. OIDA was $(2.4) million in the 2004 quarter, compared to $(8.0) million in the year-ago period. The improved operating results are primarily a result of more efficient catalog circulation, which allowed us to improve overall response rates by eliminating unprofitable prospecting circulation. The quarter also benefited from an improved product gross margin and distribution efficiencies as well as the absence of non-recurring costs incurred in the prior year's quarter related to the restructuring of the segment.

Corporate Overhead

Corporate overhead, including depreciation and amortization, was $14.6 million, compared to $11.5 million in the prior year's quarter. Corporate overhead, before depreciation and amortization, was $13.4 million for the first quarter of 2004, compared to $10.2 million in the first quarter of 2003. The current quarter includes $2.5 million of higher compensation-related costs, the majority of which relate to a November 2003 stock option exchange program. The principal component of the exchange program is the non-cash amortization of the value of restricted stock units issued in exchange for employee stock options.

Depreciation and Amortization

Depreciation and amortization of $1.7 million in the first quarter of 2004 compares to $2.1million for the first quarter of 2003. The lower depreciation in the current quarter was a result of lower depreciation of television studio assets that were fully depreciated in 2003.

Income Taxes

During the first quarter of 2004, income tax expense was $3.1 million, compared to a tax benefit of $2.8 million in the first quarter of 2003. The Company provided a reserve of $9.3 million against certain deferred tax assets in the first quarter of 2004 since the amount and extent of the Company's future earnings are not determinable with a sufficient degree of probability.

Trends and Outlook

James Follo, Chief Financial and Administrative Officer, commented, "We are conducting a comprehensive review of all of our operating assets. As part of this process, we will evaluate the best options to reduce losses and optimize our cost structure, where doing so will not harm the long-term prospects of the business. Our financial resources remain significant with cash and short-term securities of $170 million. Our outlook for the second quarter is for a loss of approximately $0.35-$0.40 per share."

Basis of Presentation

The Company believes OIDA is an appropriate measure when evaluating the operating performance of its business segments and the Company on a consolidated basis. OIDA is used externally by the Company's investors, analysts, and industry peers. OIDA is among the primary metrics used by management for planning and forecasting of future periods, and is considered an important indicator of the operational strength of the Company's businesses. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management and makes it easier to compare the Company's results with other companies that have different capital structures or tax rates. The Company believes OIDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss), cash flows, and other measures of financial performance prepared in accordance with generally accepted accounting principles ("GAAP"). As OIDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similarly titled measures employed by other companies. A reconciliation of OIDA to operating income (loss) is provided in the financial statements included with this release.

Martha Stewart Living Omnimedia, Inc. (MSO) is a leading provider of original how-to information that turns dreamers into doers, inspiring and engaging consumers with unique content and high-quality products for the home. MSO's creative experts develop content within eight core areas - Home, Cooking and Entertaining, Gardening, Crafts, Holiday, Keeping, Weddings, and Baby and Kids - that provide consumers with ideas and products to celebrate their homes and the domestic arts. MSO is organized into four business segments - Publishing, Television, Merchandising and Internet/Direct Commerce.

The Company will host a conference call with analysts and investors at 11:00 am ET that will be broadcast live over the Internet at www.marthastewart.com.

                                       ###

This press release contains certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our current beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "potential" or "continue" or the negative of these terms or other comparable terminology. The Company's actual results may differ materially from those projected in these statements, and factors that could cause such differences include further adverse reaction to the prolonged and continued negative publicity relating to Martha Stewart by consumers, advertisers and business partners; further adverse reaction by the Company's consumers, advertisers and business partners to the outcome of Ms. Stewart's trial arising from a sale of non-Company stock by Ms. Stewart; a loss of the services of Ms. Stewart; a loss of the services of other key personnel; an adverse resolution to the SEC enforcement proceeding currently underway against Ms. Stewart arising from her personal sale of non-Company stock; adverse resolution of some or all of the Company's ongoing litigation; downturns in national and/or local economies; shifts in our business strategies; a softening of the domestic advertising market; changes in consumer reading, purchasing and/or television viewing patterns; unanticipated increases in paper, postage or printing costs; operational or financial problems at any of our contractual business partners; the receptivity of consumers to our new product introductions; and changes in government regulations affecting the Company's industries. Certain of these and other factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission, especially under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations", which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. The Company is under no obligation to update any forward-looking statements after the date of this release.



CONTACT: Investors - Howard Hochhauser, VP Finance and Investor Relations of Martha Stewart Living Omnimedia, Inc., 212-827-8530; Media - Elizabeth Estroff, AVP, Corporate Communications, of Martha Stewart Living Omnimedia, Inc., 212-827-8281.

                      Martha Stewart Living Omnimedia, Inc.
                      Consolidated Statements of Operations
                          Three Months Ended March 31,
                    (in thousands, except per share amounts)

                                                                          2004                  2003                % change
                                                                     ---------------       ---------------       ---------------
REVENUES
      Publishing                                                           $ 23,910              $ 34,060                -29.8%
      Television                                                              4,177                 6,615                -36.9%
      Merchandising                                                          10,789                10,328                  4.5%
      Internet/Direct Commerce                                                5,613                 7,019                -20.0%
                                                                     ---------------       ---------------       ---------------
          Total revenues                                                     44,489                58,022                -23.3%
                                                                     ---------------       ---------------       ---------------

OPERATING COSTS AND EXPENSES
     Production, distribution and editorial                                  28,966                35,625                -18.7%
     Selling and promotion                                                   14,250                12,821                 11.1%
     General and administrative                                              16,914                14,974                 13.0%
     Depreciation and amortization                                            1,674                 2,141                -21.8%
                                                                     ---------------       ---------------       ---------------
          Total operating costs and expenses                                 61,804                65,561                 -5.7%
                                                                     ---------------       ---------------       ---------------
                                                                           (17,315)               (7,539)               -129.7%
OPERATING LOSS

     Interest income, net                                                       362                   402                -10.0%
                                                                     ---------------       ---------------       ---------------
                                                                           (16,953)               (7,137)               -137.5%
LOSS BEFORE INCOME TAXES
     Income tax benefit (expense)                                           (3,143)                 2,849                    nm
                                                                     ---------------       ---------------       ---------------
                                                                           (20,096)               (4,288)               -368.7%
LOSS FROM CONTINUING OPERATIONS BEFORE LOSS FROM DISCONTINUED
OPERATIONS
                                                                     ---------------       ---------------       ---------------

Loss from discontinued operations, net of tax benefit in 2003                 (161)                 (221)                 27.1%
                                                                     ---------------       ---------------       ---------------

NET LOSS                                                                 $ (20,257)             $ (4,509)               -349.3%
                                                                     ===============       ===============       ===============

LOSS PER SHARE - BASIC AND DILUTED
      Loss from continuing operations                                     $  (0.41)              $ (0.09)
      Loss from discontinued operations                                      (0.00)                (0.00)
                                                                     ---------------       ---------------
      Net Loss                                                            $  (0.41)              $ (0.09)
                                                                     ===============       ===============

WEIGHTED AVERAGE SHARES OUTSTANDING
       Basic                                                                 49,464                49,450
       Diluted                                                               49,464                49,450


                      Martha Stewart Living Omnimedia, Inc.
                               Segment Information
                          Three Months Ended March 31,
                                 (in thousands)

                                                                          2004                2003              % change
                                                                     ---------------     ---------------     ---------------
REVENUES
  Publishing                                                               $ 23,910            $ 34,060              -29.8%
  Television                                                                  4,177               6,615              -36.9%
  Merchandising                                                              10,789              10,328                4.5%
  Internet/Direct Commerce                                                    5,613               7,019              -20.0%
                                                                     ---------------     ---------------     ---------------
     Total revenues                                                          44,489              58,022              -23.3%
                                                                     ---------------     ---------------     ---------------
OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
  Publishing                                                                (4,563)               5,013                  nm
  Television                                                                (1,890)                 621                  nm
  Merchandising                                                               6,679               7,203               -7.3%
  Internet/Direct Commerce                                                  (2,436)             (8,005)               69.6%
                                                                     ---------------     ---------------     ---------------
Operating Income (Loss) before Depreciation and Amortization                (2,210)               4,832                  nm
         before Corporate Overhead
  Corporate Overhead                                                       (13,431)            (10,230)              -31.3%
                                                                     ---------------     ---------------     ---------------
Operating Loss before Depreciation and Amortization                        (15,641)             (5,398)             -189.8%

  Depreciation and amortization                                             (1,674)             (2,141)               21.8%
                                                                     ---------------     ---------------     ---------------

OPERATING LOSS                                                             (17,315)             (7,539)             -129.7%

  Interest income, net                                                          362                 402              -10.0%
                                                                     ---------------     ---------------     ---------------

LOSS BEFORE INCOME TAXES                                                   (16,953)             (7,137)             -137.5%

  Income tax benefit (expense)                                              (3,143)               2,849                  nm
                                                                     ---------------     ---------------     ---------------

LOSS FROM CONTINUING OPERATIONS BEFORE LOSS FROM DISCONTINUED
OPERATIONS                                                                 (20,096)             (4,288)             -368.7%
                                                                     ---------------     ---------------     ---------------

Loss from discontinued operations, net of tax benefit in 2003                 (161)               (221)               27.1%
                                                                     ---------------     ---------------     ---------------
NET LOSS                                                                 $ (20,257)           $ (4,509)             -349.3%
                                                                     ===============     ===============     ===============


                                Martha Stewart Living Omnimedia, Inc.
                                     Consolidated Balance Sheets
                              (in thousands, except per share amounts)

                                                                             March 31,          December 31,
                                                                               2004                 2003
                                                                          ----------------    ------------------
ASSETS                                                                        (unaudited)
CURRENT ASSETS
        Cash and cash equivalents                                              $  166,701            $  165,566
        Short-term investments                                                      3,100                 3,100
        Accounts receivable, net                                                   20,002                39,758
        Inventories, net                                                            8,769                 7,485
        Deferred television production costs                                        2,976                 3,465
        Income taxes receivable                                                     5,658                 5,658
        Deferred income taxes, net                                                  1,881                 5,024
        Other current assets                                                        3,197                 4,422
                                                                          ----------------    ------------------
                            Total current assets                                  212,284               234,478
                                                                          ----------------    ------------------
                                                                                   21,297                22,673
PROPERTY, PLANT, AND EQUIPMENT, net
                                                                          ----------------    ------------------
INTANGIBLE ASSETS, net                                                             44,257                44,257
                                                                          ----------------    ------------------
DEFERRED INCOME TAXES                                                               3,224                 3,224
                                                                          ----------------    ------------------
OTHER NONCURRENT ASSETS                                                             4,455                 4,470
                                                                          ----------------    ------------------
                            Total assets                                       $  285,517            $  309,102
                                                                          ================    ==================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
        Accounts payable and accrued liabilities                                $  23,810             $  26,628
        Accrued payroll and related costs                                           6,760                10,360
        Income taxes payable                                                          469                   167
        Current portion of deferred subscription income                            24,728                23,833
                                                                          ----------------    ------------------
                            Total current liabilities                              55,767                60,988
                                                                          ----------------    ------------------
DEFERRED SUBSCRIPTION INCOME                                                        7,385                 7,133
OTHER NONCURRENT LIABILITIES                                                        4,308                 4,316
                                                                          ----------------    ------------------
                           Total liabilities                                       67,460                72,437
                                                                          ----------------    ------------------

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
     Class A common stock, $0.01 par value, 350,000 shares authorized:
     19,775 and 19,628 shares issued in 2004 and 2003, respectively                   198                   196
     Class B common stock, $0.01 par value, 150,000 shares authorized:
     29,909 and 30,059 shares outstanding in 2004 and 2003, respectively              299                   301
     Capital in excess of par value                                               185,261               183,744
     Unamortized restricted stock                                                   (175)                 (307)
     Retained earnings                                                             33,249                53,506
                                                                          ----------------    ------------------
                                                                                  218,832               237,440
     Less class A treasury stock - 59 shares at cost                                (775)                 (775)
                                                                          ----------------    ------------------
                           Total shareholders' equity                             218,057               236,665
                                                                          ---------------     -----------------
                           Total liabilities and shareholders' equity          $  285,517            $  309,102
                                                                          ===============     =================


                      Martha Stewart Living Omnimedia, Inc.
       Supplemental Disclosures Regarding Non- GAAP Financial Information
                          Three Months Ended March 31,
                                 (in thousands)

         The following table presents segment and consolidated financial information, including a reconciliation of operating income, a GAAP measure, and Operating Income before Depreciation and Amortization (OIDA), a non-GAAP measure. In order to reconcile OIDA to operating income, depreciation and amortization are added back to operating income.

                                                           2004                   2003                 % change
                                                    -------------------    -------------------    --------------------
REVENUES
  Publishing                                                  $ 23,910               $ 34,060                  -29.8%
  Television                                                     4,177                  6,615                  -36.9%
  Merchandising                                                 10,789                 10,328                    4.5%
  Internet/Direct Commerce                                       5,613                  7,019                  -20.0%
                                                    -------------------    -------------------    --------------------
     Total Revenues                                             44,489                 58,022                  -23.3%
                                                    ===================    ===================    ====================

OPERATING INCOME (LOSS)
  Publishing                                                   (4,625)                  4,972                      nm
  Television                                                   (1,947)                    227                      nm
  Merchandising                                                  6,489                  7,035                   -7.8%
  Internet/ Direct Commerce                                    (2,679)                (8,252)                   67.5%
                                                    -------------------    -------------------    --------------------
     Operating Income (Loss) before Corporate                  (2,762)                  3,982                      nm
          Overhead
Corporate Overhead                                            (14,553)               (11,521)                  -26.3%
                                                    -------------------    -------------------    --------------------
     Total Operating Loss                                     (17,315)                (7,539)                 -129.7%
                                                    ===================    ===================    ====================

DEPRECIATION AND AMORTIZATION
  Publishing                                                        62                     41                   51.2%
  Television                                                        57                    394                  -85.5%
  Merchandising                                                    190                    168                   13.1%
  Internet/ Direct Commerce                                        243                    247                   -1.6%
  Corporate Overhead                                             1,122                  1,291                  -13.1%
                                                    -------------------    -------------------    --------------------
    Total Depreciation and Amortization                          1,674                  2,141                  -21.8%
                                                    ===================    ===================    ====================

OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
  Publishing                                                   (4,563)                  5,013                      nm
  Television                                                   (1,890)                    621                      nm
  Merchandising                                                  6,679                  7,203                   -7.3%
  Internet/ Direct Commerce                                    (2,436)                (8,005)                   69.6%
                                                    -------------------    -------------------    --------------------
    Operating Income (Loss) before Depreciation                (2,210)                  4,832                      nm
          and Amortization and before Corporate
          Overhead
  Corporate Overhead                                          (13,431)               (10,230)                  -31.3%
                                                    -------------------    -------------------    --------------------
  Operating Loss Before                                      $(15,641)              $ (5,398)                 -189.8%
       Depreciation and Amortization
                                                    ===================    ===================    ====================